Exhibit 99.1
HAIGHTS CROSS COMMUNICATIONS
PRESS RELEASE
Investor Contact:
Mark Kurtz
(914) 289-9480
mkurtz@haightscross.com

Editorial Contact:
Michael Stugrin
(562) 498-6353	FOR IMMEDIATE RELEASE
mstugrin@verizon.net
HAIGHTS CROSS COMMUNICATIONS REPORTS
THIRD QUARTER 2008 RESULTS
Investor and Analyst Conference Call Scheduled for
Thursday, November 20, 2008, at 11:00 AM (Eastern Time)
White Plains, NY, November 20, 2008 – Haights Cross Communications, Inc. (HCC) today reported results for the third quarter ended September 30, 2008. On August 27th, 2008, HCC announced that it had sold the assets of its Sundance Newbridge Educational Publishing business. The results of operations of Oakstone Publishing and Sundance Newbridge Educational Publishing which were discontinued in the second and third quarters of 2008, respectively, have been removed from the continuing operations for all periods presented.
Third Quarter 2008 Results
Revenue for the third quarter 2008 was $49.1 million, representing an increase of $1.5 million, or 3.1% compared to revenue of $47.6 million for the third quarter 2007. This reflects growth in the Library segment on strong performances from the school and library channels. The increase is offset by a decline in the Test-Prep and Intervention segment which had a large non-repeating sale in the prior period and is facing slowing sales in the test prep product lines (Coach and Buckle Down) due to tightening of school budgets.
Revenue for the Library segment, representing the Recorded Books business, was $23.5 million, an increase of $2.1 million, or 10.0% for the third quarter 2008, resulting primarily from growth in the school channel on the strong performances of Plugged Into Reading (PITR), growth in the core Library channel which includes WF Howes, a UK subsidiary of Recorded Books, and growth in retail revenues from downloadable products. This increase was offset by decline in Consumer channel revenues.
Revenue for the Test-prep and Intervention segment, representing the Triumph Learning, Buckle Down, and Options Publishing businesses, declined $0.6 million, or 2.4%, to $25.6 million for the third quarter 2008. The decrease is due to a non-repeating large sale in the prior year. With the weakened economy, we expect to see schools react to budgetary pressures, which could have an adverse impact on revenue.
Income from Operations for the third quarter 2008 grew $4.4 million to $10.5 million from $6.1 million for the third quarter 2007. The growth is primarily a result of the 2008 period not experiencing the 2007 charges to general and administrative expense for executive severance of $3.6 million and compensation expense of $1.4 million related to restricted stock issuance and to the revenue growth in the third quarter of 2008.
EBITDA, which we define as earnings before interest, taxes, depreciation, amortization, discontinued operations, and goodwill impairment charges, grew $5.0 million to $15.7 million, for the third quarter 2008, primarily reflecting quarter revenue growth and the decrease in charges for executive severance and compensation expense related to restricted stock issuances described above.
Adjusted EBITDA, which we define as EBITDA excluding non-recurring expenses and restructuring and restructuring related charges, increased $1.3 million to $18.0 million for the third quarter 2008, primarily reflecting the revenue growth in the quarter.
Results for the nine months ended September 30, 2008
Revenue for the nine months ended September 30, 2008 grew $6.5 million, or 5.0%, to $135.1 million from $128.6 million for the nine months ended September 30, 2007, reflecting growth in both the Library and Test-prep and Intervention segments.
Revenue for the Library segment improved $4.0 million, or 6.3%, for the nine months ended September 30, 2008. The year-over-year revenue performance reflects 28% growth in the school channel with the success of the PITR product line and growth in the core library channel, which grew 5.4% due to the solid performances of My Library Download Video and Playaway. There were declines in the retail channel which we believe were due to the general economic slowdown and reluctance by retailers to stock at 2007 levels for the holiday season.
Revenue for the Test-prep and Intervention segment grew $2.5 million, or 3.8%, for the nine months ended September 30, 2008. The revenue growth is a result of increased revenue in the Coach product lines in the earlier quarters offset by declines in the Buckle Down/Options product lines and to some degree a decline in Coach product sales during the third quarter. With the weakened economy, we expect to see schools react to budgetary pressures, which could have an adverse impact on revenues.
Income from Operations for the nine months ended September 30, 2008 increased $2.0 million, primarily due to revenue growth and a decrease in general and administrative charges associated with 2007 charges for executive severance and compensation expense related to restricted stock issuance and revenue growth for the period offset by increases in cost of goods sold, sales and marketing expense and amortization of pre-publication costs.
EBITDA improved $4.2 million to $37.2 million for the nine months ended September 30, 2008, reflecting revenue growth in our Library segment and the non-recurring charges at the Corporate segment of $2.9 million, and $2.2 million, respectively, offset by a $0.9 million EBITDA decline in our Test-prep and Intervention segment.
Adjusted EBITDA improved $1.8 million to $41.5 million for the nine months ended September 30, 2008, reflecting growth in the Library and corporate segments offset the decline in our Test-prep and Intervention segment.
Capital expenditures — pre-publication costs relate to costs incurred in the development of new products. For the nine months ended September 30, 2008, we invested $15.5 million in pre-publication costs, compared to $14.5 million during the same period in 2007. HCC anticipates pre-publication expenditures of approximately $20.7 million for fiscal year 2008.
Capital expenditures — property and equipment relates to the purchase of tangible fixed assets such as computers, software, and leasehold improvements. For the nine months ended September 30, 2008, we invested $0.8 million in property and equipment, compared to $1.1 million during the same period in 2006. HCC anticipates property and equipment expenditures of approximately $2.0 million for fiscal year 2008.
Investor Conference Call
HCC’s conference call for investors, analysts, and the media will be held on Thursday, November 20, 2008, starting at 11:00 AM (ET). Participating in the call will be Paul J. Crecca, HCC President and Chief Executive Officer, and Mark Kurtz, HCC Senior Vice President and Chief Financial Officer. To participate, please call 1-888-400-7916 (USA) or 703-925-2612 (International).
Digitized replay of the conference call will be available from November 20, 2008, starting at 1:30 PM (ET) ending on December 20, 2008 at 11:59 PM (ET). To listen to the replay, please call 1-800-475-6701 (USA) or 320-365-3844 (International) and enter the access code of 966586.

Results of Operations

	Three Months Ended		Nine months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Library	$23,474	$21,349	$68,319	$64,300
Test-prep and Intervention	25,603	26,234	66,768	64,316

Total Revenue	$49,077	$47,583	$135,087	$128,616
Operating Expenses	38,626	41,498	113,129	108,622

Income From Operations	10,451	6,085	21,958	19,994
Net Income(Loss)	$(591)	$107,013	$5,854	$79,964

Other Financial Data:

	Three Months Ended		Nine months Ended
	September 30,		September 30,
	2008	2007	2008	2007

EBITDA by Segment:
Library	$8,229	$6,664	$23,118	$20,226
Test-prep and Intervention	10,747	10,683	22,272	23,170
Corporate	(3,320)	(6,652)	(8,190)	(10,414)

EBITDA	$15,656	$10,695	$37,200	$32,982
Adjusted EBITDA	$17,981	$16,633	$41,496	$39,668
“EBITDA” is defined as earnings before interest, taxes, depreciation, amortization, discontinued operations and goodwill impairment charges. Adjusted EBITDA is defined as EBITDA adjusted for restructuring and related charges and other non-recurring charges (see table). We present EBITDA and Adjusted EBITDA because we believe that EBITDA and Adjusted EBITDA provide useful information regarding our operating results. We rely on EBITDA and Adjusted EBITDA to review and assess the operational performance of our company and our management team in connection with executive compensation and bonus plans. We also use EBITDA and Adjusted EBITDA to compare our current operating results with corresponding historical periods and with the operating performance of other publishing companies and for evaluating acquisition targets. We believe it is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe it can assist investors in comparing our performance to that of other publishing companies on a consistent basis without regard to interest, taxes, depreciation, amortization and discontinued operations that do not directly affect our operations.
EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for net income (loss), cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States. Some of the limitations are:
•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures or future requirements for capital expenditures for either pre-publication costs or property and equipment;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, thereby limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered measures of discretionary cash available to us to invest in the growth of our business or measures of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplementary basis.

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

	Three Months Ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Net Income(Loss )	$(591)	$107,013	$5,854	$79,964
Interest Expense and Other Including Income Taxes	11,042	(100,928)	16,104	(59,970)

Income From Operations	10,451	6,085	21,958	19,994
Amortization of Pre-publication Costs	4,181	3,671	12,065	10,215
Depreciation and Amortization	1,024	939	3,177	2,773

EBITDA	$15,656	$10,695	$37,200	$32,982

Restructuring and Restructuring Related Charges and other non-recurring	2,325	5,938	4,296	6,686

Adjusted EBITDA (*)	$17,981	$16,633	$41,496	$39,668

(*) Adjusted EBITDA for the three months ended September 30, 2008 includes adjustments for the following non-recurring items: financing fees $2,164k, executive severance and non-compensation payments $267k, other restructuring and restructuring related charges $(106k). Adjusted EBITDA for the nine months ended September 30, 2008 includes adjustments for the following non-recurring items: financing fees $2,164k, executive severance and non-compensation payments $816k, sales transaction costs $795k, other restructuring and restructuring related charges $521k.

Capital Expenditures
Pre-Publication Costs

	Three Months Ended		Nine months Ended
	September 30,		September 30,
Dollars in 000’s	2008	2007	2008	2007

Library	$1,844	$1,637	$4,994	$4,474

Test-prep and Intervention	2,848	3,101	10,553	10,049

Total Pre-Publication	$4,692	$4,738	$15,547	$14,523
Total Capital Expenditures

	Three Months Ended		Nine months Ended
	September 30,		September 30,
Dollars in 000’s	2008	2007	2008	2007

Library	$1,993	$1,765	$5,439	$4,993

Test-prep and Intervention	2,971	3,302	10,929	10,592
Corporate	15	6	18	67

Total Expenditures	$4,979	$5,073	$16,386	$15,652

Balance Sheet Data

As of
September 30, 2008
Cash and Cash Equivalents	$40,834
Working Capital	$68,950

Long Term Debt including current portion:
Senior secured term loan—all current	$108,200
11 3/4% senior notes (1)	140,118
12 1/2% senior discount notes	129,649

$377,967

Stockholders’ deficit	$(141,287)

(1)	Face value at September 30, 2007 is $138,800

About Haights Cross Communications:
Founded in 1997 and based in White Plains, NY, Haights Cross Communications is a premier educational and library publisher dedicated to creating the finest books, audio products, software and online services, serving the following markets: K-12 supplemental education, public library and school publishing and audio books. Haights Cross companies include: Triumph Learning (New York, NY), Buckle Down Publishing (Iowa City, IA), Options Publishing (Iowa City, IA), and Recorded Books (Prince Frederick, MD). For more information, visit www.haightscross.com.
Safe Harbor Statement: This press release contains forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performances or achievements to be materially different from those expressed or implied by our forward-looking statements. Factors that may cause our actual results to differ materially from our forward-looking statements include, among others, changes in external market factors, changes in our business or growth strategy, or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various other competitive factors; and other factors identified by us in documents filed by us with the Securities and Exchange Commission including those set forth in our Form 10-K for the year ended December 31, 2007, under the caption “Risk Factors”. In light of these risks and uncertainties, there can be no assurance that the events and circumstances described in forward-looking statements contained in this press release will in fact occur. You should read this press release completely and with the understanding that our actual results may be materially different from what we expect. We do not assume any obligation, and do not intend to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.